Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-146475) pertaining to Teradata Savings Plan of our report dated June 26, 2013 with respect to the financial statements and supplemental schedule of Teradata Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Battelle & Battelle LLP

June 26, 2013

Dayton, Ohio